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                                                                    Exhibit 15.1



December 24, 2002

Vornado Realty L.P.
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Vornado Realty L.P. for the periods ended September 30, 2002 and 2001, as indicated in our report dated November 7, 2002 (December 24, 2002, as to the effects of the restatement discussed in Note 12); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A (Amendment No.1) for the quarter ended September 30, 2002, is incorporated by reference in Vornado Realty Trust and Vornado Realty L.P. (Joint Registration Statements):

         Amendment No. 4 to Registration Statement No. 333-40787 on Form S-3 Amendment No. 4 to Registration Statement No. 333-29013 on Form S-3


We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey